Exhibit 11.1

                                   SCIOS INC.
                                AND SUBSIDIARIES
                        Computation of Net Loss Per Share

                       (Calculated in accordance with the
                            guidelines of item 601 of
                          Regulation S-K. The effect of
                            stock options on loss per
                             share is anti-dilutive)



                                                                   Three months ended
                                                                        June 30,
                                                              1997                    1996
                                                         ----------------       -----------------
                                                                       (Unaudited)

PRIMARY AND FULLY DILUTED:
Average common and common equivalent
    shares outstanding                                        35,826,469              35,834,351
                                                         ----------------       -----------------


Net loss                                                    ($12,676,000)            ($7,616,000)
                                                         ----------------       -----------------


Net loss per share                                                ($0.35)                 ($0.21)
                                                         ----------------       -----------------